UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 27, 2014

HOST HOTELS & RESORTS, INC.

HOST HOTELS & RESORTS, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Host Hotels & Resorts, Inc.) Delaware (Host Hotels & Resorts, L.P.)	001-14625 0-25087	53-0085950 52-2095412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (240) 744-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See discussion of the bank credit facility set forth below in Item 2.03, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Host Hotels & Resorts, Inc. (“Host Inc.”) and Host Hotels & Resorts, L.P. (“Host LP”), for whom Host Inc. acts as sole general partner, are reporting that on June 27, 2014 Host LP entered into a new senior revolving credit and term loan facility (the “New Facility”) with Bank of America, N.A., as administrative agent and certain other agents and lenders. The New Facility replaces and refinances our existing $1,000,000,000 senior revolving credit facility and $500,000,000 term loan facility (the “Existing Facility”), which would have matured in November 2015 (in the case of the revolving facility) and July 2017 (in the case of the term loan facility). As with the Existing Facility, the New Facility includes a revolving credit facility in an aggregate principal amount of up to $1,000,000,000 and a term loan facility in an aggregate principal amount of $500,000,000. The New Facility provides for:

•	an interest rate on all borrowings based on LIBOR or a base rate plus a margin that varies according to Host LP’s unsecured long-term debt rating, with such rate being (1) in the case of revolving credit facility borrowings, either LIBOR plus a margin ranging from 87.5 to 155 basis points or a base rate ranging from zero to 55 basis points and (2) in the case of the term loan facility borrowings, either LIBOR plus a margin ranging from 90 to 175 basis points or a base rate ranging from zero to 75 basis points;

•	in the case of the revolving credit facility, a facility fee payable on the total amount of the revolving credit facility commitment at a rate ranging from 12.5 to 30 basis points, with the actual rate determined according to Host LP’s long-term unsecured debt rating;

•	a maturity date of (1) in the case of the revolving credit facility, June 27, 2018, which date may be extended by up to a year by the exercise of up to two 6-month extension options, each of which is subject to certain conditions including the payment of an extension fee and (2) in the case of the term loan facility, June 27, 2017, which date may be extended up to two years by the exercise of up to two 1-year extension options, each of which is subject to certain conditions including the payment of an extension fee;

•	a foreign currency subfacility for Canadian Dollars, Australian Dollars, New Zealand Dollars, Japanese Yen, Euros, British Pounds Sterling and, if available to the lenders, Mexican Pesos of up to the foreign currency equivalent of $500,000,000, subject to a lower amount in the case of New Zealand Dollar and Mexican Pesos borrowings;

•	an option for Host LP to increase the aggregate principal amount of the revolving credit facility and/or term loan facility of the New Facility by up to $500,000,000, subject to obtaining additional loan commitments and satisfaction of certain conditions;

•	a subfacility of up to $100,000,000 for swingline borrowings in U.S. Dollars, Canadian Dollars, Euros or British Pounds Sterling and a subfacility of up to $100,000,000 for issuances of letters of credit;

•	no required scheduled amortization payments prior to the maturity date of the revolving credit facility or term loan facility, as applicable; and

•	financial covenants (including covenants concerning leverage, fixed charge coverage and unsecured interest coverage) that are comparable to the Existing Facility, including (i) that our fixed charge coverage ratio may not be less than 1.25:1.00, (ii) our leverage ratio may not exceed 7.25:1.00 and (iii) our unsecured interest coverage ratio may not be less than 1.75:1.00 if our leverage ratio is less than 7.00:1.00 or 1.50:1.00 if our leverage ratio is greater than 7.00:1.00. The New Facility also includes financial covenant tests applicable to the incurrence of debt that are consistent with the limitations applicable under the indenture for our Series D senior notes.

Borrowings under the New Facility may be used for working capital and other general corporate purposes. As of June 27, 2014, Host LP had approximately CAD 106,900,000, EUR 74,200,000 and GBP 11,720,000 (for a total of approximately U.S. $220 million) outstanding under the revolving credit facility and $500,000,000 outstanding under the term loan facility. Based on Host LP’s current long-term debt rating, U.S.$ denominated borrowings today would result in an initial all-in rate of 1.35% for revolving credit facility borrowings and 1.28% for term loan borrowings.

Pledges and Guarantees and effect on Senior Notes and Exchangeable Debentures

The New Facility does not initially include any subsidiary guarantees or pledges of equity interests, and such guarantees and pledges would be required only in the event that Host LP’s leverage ratio later exceeds 6.00:1.00 for two consecutive fiscal quarters at a time that Host LP does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would ratably benefit the New Facility as well as the notes outstanding under Host LP’s senior notes indenture and certain hedging and bank product arrangements with lenders that are parties to the New Facility.

Other Covenants and Events of Acceleration

The New Facility imposes restrictions on customary matters that were also restricted in the Existing Facility. As with the Existing Facility, certain covenants are less restrictive at any time that our leverage ratio is below 6.00:1.00. In particular, at any time that our leverage ratio is below 6.00:1.00, the covenants in respect of dividends are not applicable, and acquisition and investment transactions are generally permitted without limitation so long as, after giving effect to any such transaction, we are in compliance with the financial covenants under the New Facility.

The New Facility also includes usual and customary events of default for facilities of this nature, and provides that, upon occurrence and continuation of an event of default, payment of all amounts payable under the New Facility may be accelerated, and the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the New Facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Existing Relationships with the Lenders

Host LP has ongoing relationships with many of the lenders that are parties to the New Facility for which they have received customary fees and expenses. Certain of the lenders provide commercial banking services, including participations in mortgage loans and the provision of cash management services. Host LP has also entered into interest rate swap agreements and other hedging arrangements with certain lenders. Affiliates of certain of the lenders have also acted as underwriters for issuances of Host LP’s senior notes, as well as sales agents for issuances of common stock of Host Inc. The Bank of New York Mellon also acts as trustee for our senior notes.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of June 27, 2014, among Host Hotels & Resorts, L.P., certain Canadian subsidiaries of Host Hotels & Resorts, L.P., Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank Securities Inc., The Bank of Nova Scotia, Bank of New York Mellon, Credit Agricole Corporate & Investment Bank and Goldman Sachs Bank USA as documentation agents, and various other agents and lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, INC.

By:	/s/ BRIAN G. MACNAMARA
Brian G. Macnamara

Senior Vice President, Corporate Controller

Date: July 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, L.P.

By:	HOST HOTELS & RESORTS, INC., its general partner

By:	/s/ BRIAN G. MACNAMARA
Brian G. Macnamara

Senior Vice President, Corporate Controller

Date: July 1, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of June 27, 2014, among Host Hotels & Resorts, L.P., certain Canadian subsidiaries of Host Hotels & Resorts, L.P., Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank Securities Inc., The Bank of Nova Scotia, Bank of New York Mellon, Credit Agricole Corporate & Investment Bank and Goldman Sachs Bank USA as documentation agents, and various other agents and lenders.